EXHIBIT 10.96

ELITE DATA SERVICES INC.

INDEPENDENT CONTRACTOR AGREEMENT

(Richard Phillips)

This INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made and entered into as of this March 14, 2017 (the “Effective Date”), by and between ELITE DATA SERVICES INC., a Florida Corporation (“Company”), and RICHARD PHILLIPS, an individual (collectively referred to as the “Contractor”).

1. Engagement. Subject to the terms and conditions of this Agreement, the Company hereby engages the Contractor to perform the services set forth herein, and Contractor hereby accepts such engagement.

2. Duties, Term, and Compensation. Contractor’s duties, term of engagement, compensation and provisions for payment thereof shall be as set forth in Schedule I, which may be amended in writing from time to time in accordance with Section 22 hereof, or supplemented with subsequent payments for services to be rendered by Contractor and agreed to by the Company, and which collectively are hereby incorporated by reference. During the term of this Agreement, Contractor shall devote as much of its productive time, energy and abilities to the performance of its duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Contractor is expressly free to perform services for other parties while performing services for the Company.

3. Expenses. During the term of this Agreement, Contractor shall bill and the Company shall reimburse Contractor for all reasonable and out-of-pocket expenses incurred in connection with the performance of the duties hereunder, such expenditures shall be approved by the Company in writing prior to being incurred by the Contractor.

4. Written Reports. The Company may periodically request progress reports be provided by Contractor. The reports shall be written and in such form as is reasonably requested by the Company.

5. Independent Contractor. This Agreement shall not render the Contractor or any of its affiliates, an officer, director, employee, partner, agent of, or partner in a joint venture with the Company for any purpose, unless otherwise agreed to in writing by Company. The Contractor is and will remain an independent contractor, as defined in Internal Revenue Service Publication 15-A, in its relationship to the Company. The Company shall not be responsible for any withholding taxes with respect to the Contractor’s compensation hereunder. The Contractor shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

6. Inventions. Except as otherwise agreed to by the Company in writing, any and all writings, inventions, discoveries, formulations, improvements, processes, procedures, techniques, developments and innovations which Contractor makes, conceives, discovers or develops, either solely or jointly with any other person or persons, whether or not during working hours and whether or not at the request or upon the suggestion of the Company or any of its affiliates, which relate to or are useful in connection with the specific products manufactured and sold by the Company, at any time during the term of this Agreement, shall be the sole and exclusive property of the Company. Contractor shall make full disclosure to the Company of all such writings, inventions, discoveries, formulations, improvements, processes, procedures, techniques, developments and innovations and shall, at the Company’s request, do everything necessary or desirable to vest the absolute title thereto in the Company. Any and all writings, inventions, discoveries, formulations, improvements, processes, procedures, techniques, developments and innovations which Contractor has made, conceived, discovered or developed, either solely or jointly with any other person or persons, prior to the commencement of this Agreement and utilized by Contractor in rendering its duties to the Company are hereby licensed to the Company for use in its operations and for an infinite duration. This license is non-exclusive, and may be assigned without the Contractor’s prior written approval by the Company to an affiliate of the Company.

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7. Confidentiality. Contractor acknowledges that during the performance of its duties and obligations pursuant to this Agreement, Contractor may receive, learn or otherwise become aware of information regarding the Company including without limitation its business methods, strategies, policies, procedures, techniques, research, historical or projected financial information, budgets, trade secrets, or any other confidential information of or relating to or dealing with the business operations, activities or strategies of the Company (“Confidential Information”). Contractor shall not knowingly use, disclose or communicate any of Confidential Information other than for the purpose of fulfilling Contractor’s duties and obligations under this Agreement. Contractor shall not disclose or communicate Confidential Information, except to those individuals or entities who are directly involved in Contractor’s performance under this Agreement, each of such individuals or entities having first agreed, in writing, to be bound by the provisions of this paragraph. All memoranda, notes, lists, records, files documents and other papers and like items (and all copies, extracts and summaries thereof) made or compiled by Contractor or made available to Contractor containing Confidential Information or concerning the business of the Company shall be the Company’s property and shall be returned to the Company promptly upon termination of this Agreement or at any other time upon request by the Company. Confidential Information shall not include information (i) known to or owned by Contractor prior to the date of this Agreement, (ii) developed by Contractor independent of the Company, (iii) that was at the time of disclosure to Contractor or thereafter became public acknowledge through no fault or omission of Contractor; or, (iv) was lawfully obtained by Contractor from a third party under no obligation of confidentiality to the Company. For purposes of this paragraph, the term “Contractor” includes without limitation the Contractor and its subsidiaries and their respective officers, directors, employees, Contractors, advisors, agents, contractors and subcontractors.

8. Non-Solicitation. For a period of twelve (12) months following the termination of this Agreement, the Contractor shall not, for its own benefit or the benefit of any third party, directly or indirectly, induce or attempt to influence any current, former or prospective employee, contractor, customer, independent contractor, vendor or supplier of the Company or any of its affiliates to terminate, diminish, or not establish an employment or other relationship with the Company or any of its affiliates.

9. Right to Injunction. The parties hereto acknowledge that the services to be rendered by the Contractor under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Contractor of any of the provisions of this Agreement will cause the Company irreparable injury and damage. The Contractor expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Contractor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

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10. Termination. The Company may terminate this Agreement at any time by sixty (60) days’ written notice to the Contractor; provided, however, that this Agreement shall terminate immediately upon written notification to the Contractor in the event of Contractor’s termination for “Cause.” In the event that the Company terminates this Agreement without Cause, Contractor shall continue to receive the payments defined in Schedule I hereto, for period ninety (90) days after the date of termination. Notwithstanding Company’s termination rights herein, Contractor may terminate this Agreement at any time by sixty (60) days’ written notice to the Company, however, Contractor shall not be entitled to receive any payments beyond the date of termination.

11. Termination by Company for Cause. Termination for any of these events shall constitute termination for “Cause”:

11.1 if the Contractor or any of its affiliates is convicted of, or enters a plea of nolo contendere (or similar plea) with respect to, any crime or offense, fails or refuses to comply with Company rules, policies, procedures or plan, approved and effective at such time, or express direction of the Company’s Board of Directors, commits any act of fraud, personal dishonesty or misappropriation relating to or involving the Company, materially breaches or neglects the any provision of this Agreement, including if Contractor or any of its affiliates performs its duties in an incompetent manner as may be determined by the Board of Directors in its sole discretion.

11.2 if a majority of the unaffiliated directors, if any, determines that the Contractor has violated this Agreement in any respect and, after notice of such violation, the Contractor has failed to cure such violation within 30 days; or

11.3 there is entered an order for relief or similar decree or order with respect to the Contractor by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or provincial bankruptcy, insolvency or other similar laws; or the Contractor:

11.3.1	ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors;

11.3.2	applies for, or consents, by admission of material allegations of a petition or otherwise, to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator, or other similar official, of the Contractor or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Contractor and continue undismissed for 60 days;

11.3.3	authorizes or files a voluntary petition in bankruptcy, or applies for or consents, by admission of material allegations of a petition or otherwise, to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Contractor without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency.

If any of the events specified above shall occur, the Contractor shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

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11.4 Contractor or any of its affiliates knowingly engages in the unauthorized disclosure of Confidential Information.

12. Action Upon Termination. From and after the effective date of termination of this Agreement, except as otherwise specified herein, the Contractor shall not be entitled to compensation for further services, other than reimbursement of appropriately documented and approved expenses incurred by Contractor before the termination of this Agreement, to the extent that Contractor would have been entitled to such reimbursement but for the termination of this Agreement.

13. Representations and Warranties.

13.1 The Company represents and warrants to the Contractor as follows:

13.1.1	The Company is duly organized, validly existing and in good standing under the laws of Florida, has the power to transact the business in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

13.1.2	The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required and have taken all necessary actions to authorize this Agreement and the execution, delivery and performance of this Agreement and all obligations required. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required. This Agreement has been, and each instrument or document required will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

13.1.3	The execution, delivery and performance of this Agreement and the documents or instruments required will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the governing instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other Agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertakings.

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13.2 The Contractor represents and warrants to the Company that:

13.2.1	The Contractor is duly organized and/or domiciled, validly existing and in good standing under the laws of Colorado, has the corporate or individual power to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Contractor, taken as a whole. The Contractor does not do business under any fictitious business name.

13.2.2	The Contractor has the corporate or individual power and authority to execute, deliver and perform this Agreement and all obligations required and has taken all necessary corporate action to authorize this Agreement and the execution, delivery and performance of this Agreement and all obligations required. Except as shall have been obtained, no consent of any other person including, without limitation, creditors of the Contractor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Contractor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required. This Agreement has been and each instrument or document required will be executed and delivered by a duly authorized officer of the Contractor, and this Agreement constitutes, and each instrument or document required when executed and delivered will constitute, the legally valid and binding obligation of the Contractor enforceable against the Contractor in accordance with its terms.

13.2.3	The execution, delivery and performance of this Agreement and the documents or instruments required, will not violate any provision of any existing law or regulation binding on the Contractor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Contractor, or the governing instruments of, or any securities issued by, the Contractor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Contractor is a party or by which the Contractor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets, or financial condition of the Contractor and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

13.2.4	In rendering its duties under this Agreement, the Contractor shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which it does not, or the Company does not, have a proprietary interest.

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14. Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.

15. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns.

16. Choice of Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

17. Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Orange County, Florida in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

18. Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

19. Assignment. Neither the Company nor the Contractor shall assign any of its rights under this Agreement, or delegate the performance of any of its duties hereunder, without the prior written consent of both parties.

20. Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the Company:	If to the Contractor:

ELITE DATA SERVICES INC.	RICHARD PHILLIPS
720 S. Colorado Blvd., PH North	_______________________
Denver, CO 80246	_______________________
Tel: (702) 240-9378	Tel:____________________
Email: admin@elitedata.io	Email: __________________
Attn: Chief Executive Officer

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Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

21. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party will be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

22. Entire Understanding. This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto, except as expressly set forth herein.

23. Unenforceability of Provisions. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

24. Counterparts. This Agreement may be executed via facsimile in one or more counterparts and transmitted via facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. When counterparts of copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

COMPANY ELITE DATA SERVICES INC. A Florida Corporation

By:	/s/ Brenton Mix
Brenton Mix,
Chief Executive Officer

CONTRACTOR

By:	/s/ Richard Phillips
Richard Phillips,
Individually

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SCHEDULE I

DUTIES, TERM, AND COMPENSATION

1. DUTIES. The Company has engaged the Contractor perform services related to overseeing and managing the development and execution of the Company’s long-term strategy with a view to creating shareholder value in the capacity of Secretary and Treasurer.

The Secretary’s leadership role also entails being ultimately responsible for ensuring the integrity of the governance framework, being responsible for the efficient administration of a Company, ensuring compliance with statutory and regulatory requirements and implementing decisions made by the Board of Directors.

More specifically, the duties and responsibilities of the Secretary include the following:

•	Manage all board and committee meeting logistics, attend and record minutes of all board and committee meetings; facilitate board communications;

•	Advise the Board on its roles and responsibilities;

•	Facilitate the orientation of new Directors and assist in Director training and development;

•	Maintain key corporate documents and records;

•	Responsible for corporate disclosure and compliance with state corporation laws, stock exchange listing standards and SEC reporting and compliance;

•	Oversee Stockholder Relations including stock issuance and transfer operations; stockholder correspondence; prepare and distribute proxy statement;

•	Manage process pertaining to the annual shareholder meeting;

•	Subsidiary management and governance;

•	Monitor corporate governance developments and assist the Board in tailoring governance practices to meet the Board's needs and investor expectations;

•	Serve as a focal point for investor communication and engagement on corporate governance issues.

The Treasurer’s leadership role also entails being ultimately responsible for corporate liquidity, investments, and risk management related to the company's financial activities.

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More specifically, the duties and responsibilities of the Treasurer include the following:

•	Forecast cash flow positions, related borrowing needs, and available funds for investment;

•	Ensure that sufficient funds are available to meet ongoing operational and capital investment requirements;

•	Use hedging to mitigate financial risks related to the interest rates on the Company's borrowings, as well as on its foreign exchange positions;

•	Maintain banking relationships;

•	Maintain credit rating agency relationships;

•	Arrange for equity and debt financing;

•	Invest funds;

•	Invest pension funds;

•	Monitor the activities of third parties handling outsourced treasury functions on behalf of the company;

•	Advise management on the liquidity aspects of its short- and long-range planning;

•	Oversee the extension of credit to customers;

•	Maintain a system of policies and procedures that impose an adequate level of control over treasury activities.

The Board of Directors reserve the right to amend the Duties and Responsibilities set forth in this Schedule I, from time to time, during the Initial Term of this Agreement, as deemed necessary.

2. TERM. The term of this Agreement shall begin as of the date hereof (“Effective Date”) and shall end on the second anniversary date (the “Initial Term”) following the Effective Date unless terminated earlier as provided in this Agreement. Following expiration of the Initial term, this Agreement shall continue for three (3) successive one (1) year terms unless either party shall notify the other at least thirty (30) days prior to the end of the then term that such party is terminating this Agreement.

3. COMPENSATION.

3.1 Cash. Subject to the terms of this Agreement, as compensation for Contractor’s services, the Company shall pay Contractor a monthly fee in cash equal to One Thousand Two Hundred Fifty Dollars (USD $1,250.00) for the first six months, Two Thousand Five Hundred Dollars (USD $2,500.00) for the second six months, and Five Thousand Dollars (USD $5,000.00) for subsequent terms, unless otherwise agreed to in writing by the Board of Directors, to be paid on the 1st business day of each month, starting on the date of execution of this Agreement. In the event one or more payments to the Contractor is not made within thirty (30) business days of the due date, then Contractor may elect in writing to require the Company to make such payment in the form of shares of restricted common stock of the Company, pursuant to the terms and conditions of the Company’s Stock Option Plan then in effect. Any and all payments due and payable to Contractor in the form of cash and/or stock compensation as set forth hereinabove shall be paid to Contractor and/or assigns.

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3.2 Stock Option Plan. The Company may, from time to time, enter into supplemental agreements or memorandums in writing with Contractor for the award and payment to Contractor of additional compensation, including increases in the aforesaid salary, bonuses, or stock incentives upon such terms and conditions as the Company shall deem to be in its best interest and in the event of the execution by the Company of any such agreements or memoranda, the right of Contractor to additional compensation or bonuses shall be determined in accordance with applicable provisions thereof, subject, however, to the provisions hereinafter set forth. The amount of any bonus or stock incentive may be increased or decreased and the amount of any additional compensation to be received by Contractor from the Company is within the sole and absolute discretion of the Company’s Board of Directors, pursuant the Company’s Equity Incentive Stock Plan (the “Stock Plan”), as approved as of August 27, 2015, which gives the Company the right to grant certain stock awards or options to employees, directors and/or Contractors of the Company or any of its subsidiaries.

3.3 Expenses. In addition to the compensation described in Paragraph 3.1. above, Contractor shall be entitled to reimbursement by the Company for all actual, reasonable and direct expenses incurred by him in the performance of his duties hereunder, provided such expenses (i) are business expenses that are properly tax deductible for the Company (ii) were pre-approved by an appropriate officer of the Company and (iii) were otherwise incurred in accordance with the policies and procedures established by the Company from time to time. Contractor shall provide the Company with written documentation of any expenses submitted for reimbursement as required by Company policy and reimbursement for each item of approved expense shall be made within a reasonable time.

4. OTHER ENGAGEMENT.

In addition to the duties and responsibilities of the Consultant as set forth in Section 1 in this Schedule I, the Consultant (Richard Phillips) is also currently a member of the Board of Directors of the Company, pursuant to the executed Board Member Services Agreement (“Board Services Agreement”), dated January 10, 2017.

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